Exhibit 99.1
RURBAN FINANCIAL CORP.
Moderator: Valda Colbart
07-19-07/4:00 p.m. ET
Confirmation # 6930674

RURBAN FINANCIAL CORP.
Moderator: Valda Colbart
July 19, 2007
4:00 p.m. ET
Operator: Good afternoon and welcome ladies and gentlemen to the Rurban Financial Corp. Second Quarter 2007 Earnings Conference Call and Webcast.
At this time, I would like to inform you that this conference call is being recorded and that all participants are in a listen-only mode. We will open the conference up to the investment community for questions and answers after the presentation.
I will now turn the conference over to Valda Colbart, Investor Relations Officer. Please go ahead, Valda.
Valda Colbart: Good afternoon everyone. I would like to remind you that this conference call is being broadcast over the internet live and will also be archived and available on our website, www.rurbanfinancial.net until August the 9th, 2007.
Joining me on today’s call are Ken Joyce, President and CEO; Duane Sinn, Executive Vice President and Chief Financial Officer; Mark Klein, President and CEO of The State Bank and Trust Company and Hank Thiemann, President and CEO of RFCBC.

RURBAN FINANCIAL CORP.
Moderator: Valda Colbart
07-19-07/4:00 p.m. ET
Confirmation # 6930674

But before we get started, I’d like to make our usual Safe Harbor statement and remind everyone that comments made during this conference call regarding Rurban’s anticipated future performance are forward-looking and therefore involve risks and uncertainties that could cause the results of developments to differ significantly from those indicated in these statements.
These risks and uncertainties include, but are not limited to, risks and uncertainties inherent in general and local banking, insurance and mortgage conditions, competitive factors specific to markets in which the company and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions and other factors set forth in the company’s filings with the Securities and Exchange Commission.
I will now turn the call over the Ken Joyce, President and CEO. Ken?
Ken Joyce: Well, thank you, Valda and welcome to our second quarter 2007 webcast. We will be discussing Rurban’s continuing performance improvement in both our banking and data processing business segments.
Assisting me in this discussion will be Duane Sinn, Rurban’s CFO; and Mark Klein, CEO of our Bank the State Bank and Trust Company. I will provide an overview of the quarter and give some of the strategy behind the numbers and our actions. Mark Klein will focus his comments on the progress of State Bank and Trust and Duane Sinn will provide some of the detail behind our numbers.
We are pleased to report that we had income in the quarter of $785,000 which represents a 10 percent increase over the second quarter of 2006. It’s also nearly a 12 percent increase over the linked quarter, the first quarter of this year. Performance for the second quarter was primarily driven by improvement in the profitability of our lead bank which contributed an additional $210,000, of net income over the linked quarter and $30,000 over the year ago quarter. The driving factors for this improvement in our banking franchise are increased loan balances, improved margins and lower expenses.

RURBAN FINANCIAL CORP.
Moderator: Valda Colbart
07-19-07/4:00 p.m. ET
Confirmation # 6930674

These factors are in turn, driven by concentrated sales efforts, strategies to improve our margin and expense reduction efforts. The banking related entities, which include the workout company have demonstrated quantified performance improvement such as average loan balances have increased by 8.4 percent for the six months on an annualized basis. The efficiency ratio for the second quarter improved to 77.23 percent from 82.21 percent for the linked quarter and non-interest expense was down by $339,000 from the linked quarter for the banking related entities.
I will turn over the webcast to Mark Klein, CEO of the State Bank and Trust Company for more information on these improving trends. Mark’s comments will focus on State Bank and Trust, which is a result of our consolidating Exchange Bank and our Trust Company, Reliance Financial Services, into State Bank and Trust. He will not be discussing the workout company, which I will cover following his comments. Mark, your webcast.
Mark Klein: Thank you Ken and good afternoon. It is a pleasure to report continued improvement in the efficiency and profitability at the State Bank and Trust Company.
As Ken indicated, all our banking entities were consolidated into one company at the end of the first quarter and we’re now beginning to see the full impact of this initiative. For the second quarter of 2007 we reported consolidated net income for the bank of $917,000, which represents an improvement of $210,000 or approximately 30 percent from the linked quarter. There are a number of additional and ongoing steps we are taking to continue this positive earnings trend by increasing revenue and reducing expenses.

RURBAN FINANCIAL CORP.
Moderator: Valda Colbart
07-19-07/4:00 p.m. ET
Confirmation # 6930674

We are working to stabilize and improve our net interest margin, that for the bank only, is now 3.56 percent. Balance sheet restructuring, which will be addressed later by Duane, is one way we have already improved our margin. Operationally, net interest income is being improved through net loan growth of $10.8 million since year end, an 8.4 percent annualized growth rate. This loan growth represents approximately $14.5 million in new commercial loans consisting of $4.5 million in commercial and industrial loans, $9 million in commercial real estate and $1.5 million in agricultural loans. This new loan growth was partially offset by a $3.2 million reduction in our residential real estate portfolio and a $900,000 decline in municipal and consumer loans.
We are making significant progress in attracting retail and DDA balances in order to reduce our dependency on higher cost funding. In the second quarter of this year, we launched our High Performance Checking campaign. This product is focused on simplified products, attractive product packaging and improved sales approach, segmentation of potential customers and aligning incentives with sales.
As a result of this program, we have experienced an impressive turnaround in net retail DDA accounts following several years of declining trends. Although we have had only two full months of performance using the High Performance Checking program, we have increased the number of retail DDA accounts opened this quarter to 840 from 392 in the first quarter, an increase of 214 percent. This new account opening rate also compares very favorably to a monthly average of 134 new retail DDA accounts opened during 2006. Average balances of new retail DDA accounts opened in the second quarter as a result of the High Performance Checking program, totaled $1.6 million at a weighted rate of 1.6 percent. We anticipate this program will build over time, providing us lower cost funds, more services per retail household and better branch utilization.
We continue to sell off agricultural and residential loans which resulted in a second quarter gain on sale of $174,000 compared to $54,000 for the first quarter of 2007.

RURBAN FINANCIAL CORP.
Moderator: Valda Colbart
07-19-07/4:00 p.m. ET
Confirmation # 6930674

Our trust division has also improved their results with trust fees up five percent to $866,000 for this quarter. Assets under management increased to $373 million from $362 million for the first quarter. We are expanding our presence into our newer markets and we have been very well received and expect continued growth within these markets.
Now for the expense side. We are currently focusing on a few initiatives that we believe can make a big impact on expense control. Toward the end of the first quarter, we consolidated all banking activities into one subsidiary. We have reduced our FTE employees from 188 to 162 within the bank a net reduction of 26 FTE.
We are now working to reduce teller costs in each office by focusing on office efficiencies; we have improved our second quarter cost per transaction to $1.32 from $1.57 in the first quarter, a 16 percent reduction. This improvement will translate to savings of approximately $22,000 per month or $266,000 annually. We will continue to work on improving this as well as other efficiency measures.
Electronic banking is an area of emphasis for State Bank as well. We have targeted commercial business development calls to prospects and existing clients coupled with regional seminars to introduce our electronic banking capabilities to commercial customers. These initiatives have begun to produce some very positive results, such as our success with remote merchant capture. As of year-end 2006, we had only one client using remote capture that was processing 150 transactions per month, generating approximately $1 million in monthly volume. As of June 30th, we had 13 clients using remote capture, processing a total of over 10,000 transactions and generating over $5 million in monthly volume. This emphasis on electronic banking has also enabled us to increase the number of retail and commercial online banking users to nearly 13,000 today from 10,379 a year ago, a 25 percent increase.

RURBAN FINANCIAL CORP.
Moderator: Valda Colbart
07-19-07/4:00 p.m. ET
Confirmation # 6930674

Another key component of our sales strategy is an aggressive sales referral program that has been associated direct incentives to employee performance. Through the second quarter, total referrals have increased to 451 with 122 closed. This compares to first quarter results of 196 total referrals and 52 closed. The 122 closed referrals for the second quarter resulted in $1.6 million of new deposits and over $8 million in loans.
In summary, we are making progress in a number of areas in the bank as reflected in our earnings improvement of 29.7 percent over the linked quarter. We are obtaining corresponding improvement in bank only return on average assets and efficiency, which for the second quarter of 2007, were 69 basis points and 75 percent respectively compared to 53 basis points and 82 percent for the linked quarter. We realize there is significant opportunity for improvement in our performance and we believe we are on the right track.
Ken, back to you.
Ken Joyce: OK, thank you Mark. Good report. A few additional comments on the banking side of our business. We had an increase in non-performing loans for the quarter of about $1.9 million which increased the total non-performing asset ratio to 1.03 percent of total assets for the bank and 1.09 percent for Rurban, which includes our workout company. This increase came primarily from three commercial credits.
We also had a small run-up of non-performing mortgage loans. We see potential losses for the three commercial credits at less $50,000 and that potential loss has been reserved in this quarter. We historically, have had nominal losses on our mortgage portfolio an average loss of less than 10 basis points annually over the past five years.

RURBAN FINANCIAL CORP.
Moderator: Valda Colbart
07-19-07/4:00 p.m. ET
Confirmation # 6930674

We’re implementing a number of strategies to stabilize or improve our margin. We continue to restructure our balance sheet on a continuing basis. This restructuring involves reducing investment portfolio and paying off higher cost deposits and substituting higher yielding loans. We accomplished $5 to $10 million of this restructuring this past quarter and we are targeting $10 million for the remainder of this year. We are gaining some significant traction on our retail checking program as Mark has indicated. This has added core balances and other associated services which is having a positive effect on our margin. Overall, we are attempting to manage our margin and continuing — continue its improvement depending upon market conditions.
We continue to be diligent with our expense control and have seen the benefit of the efficiency we implemented in the first quarter of this year as the expenses at Rurban have declined significantly and the staff count is down overall, 32 full-time employees for the year compared to 2006. We expect to see further expense improvement as the efficiencies we have implemented become fully reflected in our numbers in the third and fourth quarters.
At this time, I will turn this webcast to Duane Sinn, Rurban’s CFO, who will provide you with some of the detail behind the numbers. Duane?
Duane Sinn: Thank you, Ken and good afternoon. As Ken and Mark have indicated, this was a very active quarter and we were able to make sound progress in several of our major initiatives. Once again, these initiatives include our merger of our banking group, the improvement in sales and the continued day-to-day focus on expense reductions.
I will start with some high-level balance sheet highlights. On a year-to-date basis, we have decreased our assets by $7.8 million. As mentioned previously, we continue to use our investment portfolio to fund loans and to run off high-cost deposits. We started our balance sheet restructuring in the fourth quarter of 2006 and we will continue throughout 2007 looking for opportunities to reduce low-yielding investments to fund future loan growth. Rurban has targeted approximately $10 million in additional investments to liquidate over the remainder of 2007.

RURBAN FINANCIAL CORP.
Moderator: Valda Colbart
07-19-07/4:00 p.m. ET
Confirmation # 6930674

Loans outstanding increased by $8.4 million in the second quarter. This growth was primarily commercial. Our loan portfolio includes approximately $119 million in commercial real estate, of which approximately 64 percent is owner occupied. Agricultural lending represents about 12 percent of loans outstanding. The agricultural portfolio also provides us with the opportunity for selling FSA guaranteed loans at a premium. We were successful in originating and selling approximately $2 million of these loans in the second quarter. We feel this is a niche market for us. We have a highly qualified agricultural lending group leading this segment of our bank. Securing FSA and linked deposit agreements on all new ag relationships is a key to our continued profitable growth of our ag portfolio.
Total deposits have decreased $7 million year-to-date. This is primarily due to the previously mentioned strategy to reduce investments and apply the proceeds to reduce high cost funding and fund future loans. Our focus on transaction based accounts has improved deposit levels throughout 2007. We have achieved a $10.5 million increase in savings, interest checking and money market accounts for the first six months of 2007.
Let’s transition to the income statement and I will highlight the quarterly and year-to-date results for you.
We reported net income of $785,000 or 16 cents per share for the quarter. This represents a $72,000 or 10 percent increase over 2006 second quarter results and an $83,000 or 11.8 percent increase over the linked quarter results. Our year-to-date results were $1,487,000 or 30 cents per share compared to $1,236,000 or 25 cents a share a year ago.
Primary reasons for this year-over-year improvement were the efficiencies from the consolidation of our banking activities at the end of the first quarter of 2007 and the increase in earnings from our data processing company, RDSI. Net interest income totaled $8.4 million on a year-to-date basis, compared to $8.7 million last year for our banking segment. This is primarily due to the margin compression felt throughout the banking industry. However, we are encouraged with our trend over the past quarters — past two quarters.

RURBAN FINANCIAL CORP.
Moderator: Valda Colbart
07-19-07/4:00 p.m. ET
Confirmation # 6930674

And in the second quarter net interest income increased $141,000 compared to the first quarter of 2007. The average yield on earning assets increased by 36 basis points from 6.52 for the quarter ended December 31, 2006 to 6.88 percent for the quarter ended June 30, 2007. On the average, cost of interest bearing liabilities was up only nine basis points from 3.32 percent at December 31, 2006 to 3.41 percent in 2007. The 36 basis point increase in earning assets was due to two factors, the previously mentioned balance sheet restructuring and the incremental increase gained from loans repricing.
The ability to maintain margin — the margin throughout 2007, will remain a challenge as the margin on new balance sheet grows, continues to be well below the current margin. We continue to focus on fee income opportunities with SBA lending and the previously mentioned FSA lending. The loan loss for 2007 year-to-date was $238,000 compared with $302,000 last year. The second quarter provision was $146,000.
Total non-interest income year-to-date improved nicely from last year, increasing by $3 million or 29 percent. Driving this increase was the continuation of RDSI’s strong top line performance and the acquisition of DCM within our data and item processing segment. DCM contributed $2.2 million of the $2.9 million increase year-over-year in data service fees. Our trust company, Reliance Financial Service, increased its revenue $85,000 or five percent year-over-year to $1.7 million. Non-interest income increased to $6.5 million for the 2007 second quarter compared to $5.3 million for the same period in 2006.
Once again, our data processing and trust fees were the primary factors. Non-interest income growth will continue to be extremely critical to our success especially with the margin pressure we’re experiencing. Total non-interest — total non-interest expense year-to-date was $18.4 million

RURBAN FINANCIAL CORP.
Moderator: Valda Colbart
07-19-07/4:00 p.m. ET
Confirmation # 6930674

this year compared to a $16 million in 2006. This $2.3 million year-over-year increase is mainly due to the acquisition of DCM in the third quarter of 2006. Excluding DCM’s expenses, non-interest expense increased $291,000 or 1.8 percent year-over-year. On a more relevant basis, non-interest expense decreased $234 — $235,000 for the second quarter of 2007 compared to the first quarter of 2007. This decrease — these decreases are primarily due to the reaction of 32 full-time equivalent employees during the first six months of 2007.
Continued wind-down of the loan workout company has also reduced litigation costs, professional fees declined $176,000 from the first quarter to the second quarter. Other expenses for the second quarter did increase $155,000 compared to the first quarter of 2007 as a result of recording a favorable adjustment of $100,000 in the first quarter for off-balance sheet contingencies associated with the credit card sale.
The performance of our bank continues to improve. Second quarter earnings for State Bank and Trust increased $210,000 over first quarter results. Revenues increased by $106,000, provision for loan loss increased $53,000 and expenses decreased by $261,000. The primary drivers including — the primary drivers include the efficiency reductions and the increase in profitability within Reliance Financial Services, our trust company. Return on average asset increased to 69 basis points for the quarter compared to 53 basis points for the first quarter. The efficiency ratio remains very high, however it is — it improved to 75 basis points for the second quarter from 82 basis points for the first quarter.
At this time, I’ll turn the discussion back over to Ken, who will update you on the progress of RDSI. Ken?

RURBAN FINANCIAL CORP.
Moderator: Valda Colbart
07-19-07/4:00 p.m. ET
Confirmation # 6930674

Ken Joyce: All right, well thank you Duane. We continue to expect our workout company to be effectively closed down by year-end. We have only one credit relationship remaining and we are taking actions to eliminate that credit by year end. We incurred some continuing legal expense in this past quarter for legacy credits, which we expect to continue to taper off through the course of this year. This past quarter we eliminated the permanent staffing of the workout company and we are now using contract employees as necessary, which is very limited in nature.
Our data processing company, RDSI, continues to make progress as Duane has indicated. We are working on restructuring the DCM acquisition to bring its contribution to our target level. We would expect this restructuring to take three to six months, but potential for this acquisition remains high as our expectations have always been high for this company. RDSI sales this year are clustered in the last six months as we expect to have seven to eight conversions for the last two quarters. The revenue associated with these conversions is over $40,000 per month.
The pipeline for RDSI appears strong and we have expectations of a good year for RDSI and the stage should be set for continuation of that trend through 2008.
In previous webcasts, we have discussed a changing of the guard at RDSI, John Weimerskirk who has been with RDSI for nearly 10 years and served as its President for the past year and a half, will be retiring. Hank Thiemann, a 10 year veteran of Rurban, will become the new President of RDSI on August 1st. For the last four months, Hank has been transitioning with John and gaining familiarity with RDSI. As I mentioned before, I will be retaining the role of CEO and chairman for RDSI.
Our plans are to continue our progress in the banking segment, allowing the P & L time to catch up with the balance sheet, asset quality recovery. Specifically, we will continue to work on the efficiencies of our branching system and operations; we will begin to consider banking acquisitions when our banking profitability goals are achieved. However, we will consider acquisitions on the data and item processing side of the business as the right opportunities do occur. The nature of these businesses, these acquisitions tend to be immediately accretive.

RURBAN FINANCIAL CORP.
Moderator: Valda Colbart
07-19-07/4:00 p.m. ET
Confirmation # 6930674

With our earnings press release, we also announced the increase of our dividend from six cents per share to seven percent — seven cents per share for the quarter. We believe we have reached a new level of sustainable earnings which warrants this increase in our dividend pay out.
This completes our comments on the second quarter 2007 results. I’ll now turn the webcast to Valda, to see if we have any questions from the investment community. Valda?
Valda Colbart: Thank you, Ken. It’s now time for the question and answer session. If you are using a speakerphone, please pick up the handset before pressing any numbers and un-mute your phone. If you have a question, we would like you to press star one on your telephone. That’s star one if you have a question and if for some reason someone asks the question that you would have liked to and you need to withdraw that question, press star two. So, again, if you have a question, please press star one on your telephone and we will take the questions in the order they are received. We’ll stand by for just a few more moments.
Operator: We have no questions at this time. As a reminder, star one for questions please. Ladies and gentlemen, if you’re on a speakerphone, please make sure the mute function on your phone is turned off so the signal can be read by our equipment. Star one for questions.
Ken Joyce: If there are no further questions Keith, then we will sign off.
Operator: It appears we have no further questions.
Ken Joyce: OK.
Operator: At this time, I’d like to turn the conference back to Mr. Ken Joyce for any additional or closing remarks.

RURBAN FINANCIAL CORP.
Moderator: Valda Colbart
07-19-07/4:00 p.m. ET
Confirmation # 6930674

Ken Joyce: All right, that completes this quarter’s webcast. We’re very appreciative that you took the time to listen to the progress of Rurban Corporation and we look forward to continuing that communication with you. Thank you and goodbye.
Operator: Ladies and gentlemen, this concludes today’s teleconference. All parties may now disconnect.
END